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                               STOCK PURCHASE AGREEMENT

                                            This Stock Purchase Agreement
("Agreement") is by and between Organik Technologies, Inc., a Washington corporation ("Organik"), and Emerald Apparel, Inc., a Nevada corporation (the "Company");


    WITNESSETH, THAT WHEREAS:

    A. Organik has been engaged in the design, manufacturing, and marketing of casual clothing from its ORGANIK-TM- family of all natural shrink-free, 100% cotton knit fabrics;

    B. Organik has in recent months suffered a series of financial reversals and is presently without any significant orders for its ORGANIK garment products and without the financial resources necessary to continue its operations;

    C. Organik's Chief Executive Officer, Chief Financial Officer and Vice-Chairman of the Board have recently resigned and have ceased supplying management services to Organik;

    D. The Company has proposed to Organik that Organik acquire (the "Acquisition") all of the outstanding shares (the "Shares") of the Company's capital stock in exchange for shares of common stock of Organik, subject to certain conditions, which includes the obtaining by the Company of several million dollars of garment orders to assure at least some immediate ongoing operations by the combined companies;

    E. The stockholders of Emerald, A. J. Salomon ("Salomon") and Barry Watson ("Watson") (together, the "Stockholders"), and Dean Sanders ("Sanders") have substantial management experience and contacts in the retail apparel industry and upon consummation of the Acquisition would serve as the management of Organik as well as of the Company;

    F. Through his company, Tuscan, Inc. ("Tuscan"), Watson has provided emergency management services to Organik during the month of July, 1996 in order to give the Stockholders an opportunity to do "due diligence" on Organik on behalf of the Company and Organik an opportunity to do "due diligence" on the Stockholders, both of which have been accomplished, Organik having obtained an opinion of an investment banking firm, National Securities Corporation ("National") that the terms of the proposed acquisition of the Company by Organik are fair to all of the current Organik shareholders;

    G. The parties now desire to proceed with the Acquisition on the terms and conditions set forth herein;


    NOW THEREFORE, in and for consideration of the mutual covenants contained herein, the parties do hereby agree as follows:

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    1.  Subject to the terms and conditions hereof, Organik shall purchase from the Stockholders, and the Stockholders shall sell to Organik, all of the Shares. In consideration for the purchase of the Shares by Organik, Organik shall issue and deliver to the Stockholders at the closing of the Acquisition (the "Closing") certificates representing 2,000,000 shares of common stock of Organik (the "Organik Shares") from authorized but theretofore unissued shares of common stock of Organik, which stock certificates shall be registered in such names as the Stockholders may designate (the "Designees"). In addition, Organik shall reserve from authorized but theretofore unissued shares of its common stock, which reservation shall be exclusively for issuance to such persons as the Stockholders may then designate (the "New Designees") an additional 3,000,000 shares of Organik common stock (the "Organik Contingent Shares") which shall be issued and delivered to the New Designees if but only if the following conditions are met:

         (a) Up to 1,000,000 Organik Contingent Shares shall be issued at the rate of 4 shares for each dollar of net income before taxes ("Net Income Before Taxes") between $0 and $250,000 earned during Organik's fiscal year ended July 31, 1997;

         (b) Up to an additional 1,000,000 Organik Contingent Shares shall be issued at the rate of 4 shares for each dollar of Net Income Before Taxes between $250,000 and $500,000 earned during Organik's fiscal year ended July 31, 1998; and

         (c) Up to an additional 1,000,000 Organik Contingent Shares shall be issued at the rate of 4 shares for each dollar of Net Income Before Taxes between $500,000 and $750,000 earned during Organik's fiscal year ended July 31, 1999.

    For purposes hereof, "Net Income Before Taxes" shall mean that amount included in that line item on Organik's financial statements for the fiscal year in question prepared in accordance with generally accepted accounting principles and audited by Organik's accountants. These financial statements shall be the same ones that shall appear in Organik's Annual Report on Form 10K-SB for such year filed with the Securities Exchange Commission, or such successor report as may then be filed by Organik. The Organik Contingent Shares issuable hereunder, if any, shall be issued within 10 days following the receipt by Organik of the audited financial statements indicating that the Organik Contingent Shares are so issuable. The certificates representing the Organik Shares and the Organik Contingent Shares shall be registered in the names of the individual Designees and New Designees, respectively. In the event that the shares of Organik common stock shall be split (including a reverse stock split) or there shall be issued a stock dividend to all Organik shareholders, the number of Organik Contingent Shares issuable hereunder thereafter shall be proportionately adjusted upwards or downwards, as the case may be, to reflect the stock split or dividend.


    2. As an inducement to Organik to make the Acquisition, the Company hereby represents and warrants to Organik as follows, which representations and warranties shall be true and correct at the date hereof and at the date of the
Closing:

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         (a)  The initial issuance of the Shares to the Stockholders by the
Company was duly authorized by all necessary corporate action, and the Shares in the hands of the Stockholders are validly issued, fully paid and nonassessable.

          (b) The original issuance of the Shares to the Stockholders, the entering into of this Agreement and the sale of the Shares to Organik hereunder, did and will not violate or breach any provisions of the Company's Articles of Incorporation or By-Laws or any agreement, purchase order, or other document or instrument, or any court or regulatory order, to which the Company or any of the Stockholders or Sanders is a party or subject, or to which they or any of their properties are bound.

         (c) The Shares are the only shares of capital stock that the Company presently has outstanding. The Company has no other types of capital stock authorized to be outstanding, nor are there outstanding any options, warrants or rights to purchase capital stock of the Company, nor any commitments therefor to any person. The Stockholders are the sole owners of the Shares, which they own free and clear of liens and encumbrances of any type whatsoever, and upon assignment of the Shares to Organik in the Acquisition, Organik shall acquire good and marketable title to the Shares free and clear of any and all liens and encumbrances of any type whatsoever.

         (e) The Company, which is newly formed and has never had any operations, has, and shall have at the closing, no indebtedness of any type whatsoever, including no obligations for back wages or salaries, no fees to professionals, and no obligations to trade creditors.

         (f) The Company has furnished Organik with copies of all of its corporate books and records, including its minute books and stock records, as well as copies of any agreements, contracts, leases or other documents or instruments to which it is a party or to which any of its properties is subject. Similarly, the Company acknowledges that Organik has made available to the Company and the Stockholders, through Tuscan and otherwise, all of Organik's books, records and personnel, to supplement the information contained in Organik's public filings with the Securities and Exchange Commission ("SEC").

         (g) The Company has the ability to obtain, and shortly following the Closing will obtain, orders for the manufacture and delivery of approximately $3,000,000 in fleece, knit shirts and shorts apparel items from major U. S. retailers, and the Company has or will arrange for production and financing for all such orders booked. These orders and the financial benefits thereunder will be owned solely by the Company.

         (h) Between the signing of this Agreement and the Closing, the Company shall be operated in the ordinary course, and there shall not have occurred, nor shall Organik become aware of, any event which shall result in any material adverse change in the operations, financial condition or prospects of the Company.

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    3. As an inducement to the Stockholders and the Company to proceed with the
Acquisition, Organik represents and warrants to the Stockholders and the Company as follows, which representations and warranties shall be true and correct at the date hereof and at the date of the Closing:

         (a) The entering into of this Agreement and the issuance of the Organik Shares and the Organik Contingent Shares hereunder is duly authorized by all necessary corporate action, and if and when issued pursuant to the terms hereof, the Organik Shares and the Organik Contingent Shares in the hands of the Designees and the New Designees, respectively, shall be validly issued, fully paid and nonassessable.

         (b) The entering into of this Agreement and the issuance of the Organik Shares and the Organik Contingent Shares to the Designees and the New Designees, respectively, hereunder will not violate or breach any provisions of Organik's Articles of Incorporation or By-Laws or any agreement, purchase order, or other document or instrument, or any court or regulatory order, to which Organik is a party or subject, or to which it or any of its properties are bound.

         (c) The financial and other information concerning Organik contained in Organik's public filings with the SEC, copies of which have been furnished to the Stockholders and to the Company, are accurate and complete as of the dates so filed. Organik has made available to the Company and the Stockholders, through Tuscan and otherwise, all of its books, records and personnel, to supplement the information contained in Organik's public filings with the SEC.

         (d) Between the signing of this Agreement and the Closing, Organik shall be operated in the ordinary course, and there shall not have occurred, nor shall the Stockholders or the Company become aware of, any event which shall result in any material adverse change in the operations, financial condition or prospects of Organik.

         (e) The Board of Directors of Organik has received and reviewed, and the decision of Organik to proceed with the Acquisition is based upon, among other things, an opinion from National, which is an investment banking firm having corporate finance personnel with substantial experience in the area of mergers and acquisitions, that the terms of the Acquisition are fair to all of the current shareholders of Organik.


    4. Organik agrees that at or prior to the Closing the official By-Laws of Organik shall be amended so that the number of Organik's Directors shall be increased by such number that when added to the number of vacancies then existing shall result in there being three vacancies on the Board, and the three vacancies thereby resulting shall be filled by Watson, Salomon and Sanders. Organik further agrees that at or prior to the Closing the positions of President, who shall function as Organik's Chief Executive Officer and of Secretary-Treasurer, who shall function as Organik's Chief Financial Officer, shall be filled by Watson and Salomon, respectively. The Company represents and warrants that, subject to any action to the contrary by the Board of

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Directors or shareholders of Organik, Watson, Sanders and Salomon will continue to serve as managers of Organik and the Company for at least 12 months following the Closing hereunder.


    5. It shall be a condition to Organik's proceeding with the Closing that all of the representations and warranties of the Company hereunder shall be then true and correct and that the Company shall not be in breach of any of its covenants herein. Similarly, it shall be a condition to the Company's proceeding with the Closing that all of the representations and warranties of Organik hereunder shall be then true and correct and that Organik shall not be in breach of any of its covenants herein. The representations, warranties and obligations of the parties herein shall survive the Closing and continue thereafter to bind the parties hereto.


    6. At the Closing hereunder, the Company shall deliver to Organik stock certificates representing the Shares, and assignments thereof properly signed by the Stockholders, in form satisfactory to Organik, and Organik shall deliver to the Stockholders certificates representing the Organik Shares registered in the names of the respective Designees.


    7. The Company represents and warrants to, and covenants with, Organik that each of the Designees is acquiring the Organik Shares, and the New Designees will acquire the Organik Contingent Shares, for his own account and without a view toward distribution thereof to the public. Organik represents and warrants to, and covenants with, the Company that it is acquiring the Shares for its own account and without a view toward distribution thereof to the public. The parties acknowledge that neither the Shares, the Organik Shares, nor the Organik Contingent Shares are registered under state or federal securities laws and may not be offered, sold or transferred for value without either registration under such laws or the furnishing of an opinion of counsel, concurred in by counsel for Organik, that to do so would not violate the registration provisions of such laws. The parties also acknowledge that there exists no obligation on the part of either Organik or the Company to register any of such shares either now or in the future. The parties agree that an appropriate legend reflecting the above restrictions may be placed on the stock certificates representing the Shares, the Organik Shares and the Organik Contingent Shares and that a stop-transfer order against transfer of the respective shares except upon a showing of compliance with these restrictions may be placed on the official stock transfer records of Organik and the Company, as appropriate.


    8. This Agreement shall: (a) be governed by and construed in accordance with the local laws of the State of Washington, without giving effect to principles of conflicts or choice of laws; (b) not be amended, modified or waived except in writing signed by the party to be bound, the waiver of any part hereof or at any given time not constituting a waiver of any other part nor for any other time; (c) constitute the entire agreement of the parties, and supersede any and all prior agreements, with respect to the subject matter hereof; (d) inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns; (e) be capable of being signed in counterparts, (f) be severable, so that if any provision hereof shall be

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deemed invalid or unenforceable for any reason, all other provisions shall remain in full force and effect and binding upon the parties; and (g) be enforceable by action in any court of competent jurisdiction in law or in equity, the prevailing party being entitled to an award of attorneys fees and other costs from the losing party.


    IN WITNESS WHEREOF, the parties have signed this Agreement by the following persons, each duly authorized thereto by his Board of Directors, on this 15th day of August, 1996.


    COMPANY:                           ORGANIK:

    Emerald Apparel, Inc.              Organik Technologies, Inc.


    By:  Barry Watson                  By:  John Gilbert
        ----------------------------       -----------------------
         (Barry Watson)                     (John Gilbert)
              President                          Secretary

    And by:   A. J. Salomon
            ------------------------
           (A. J. Salomon)
              Secretary-Treasurer

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